UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): November 2, 2006
UST INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	0-17506	06-1193986

(State or Other Jurisdiction of	(Commission	(I.R.S. Employer
Incorporation)	File Number)	Identification No.)

100 West Putnam Avenue, Greenwich, Connecticut		06830

(Address of Principal Executive Offices)		(Zip Code)
(203) 661-1100
(Registrant’s Telephone Number, Including Area Code)
None

(Former Name, Former Address,
if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
As previously announced, Vincent A. Gierer, Jr. will retire as Chief Executive Officer of UST Inc. (the “Company”) on December 31, 2006. On November 2, 2006, the Company announced that the Board of Directors has elected Murray S. Kessler, 47, as Chief Executive Officer, in addition to his current position of President, effective January 1, 2007. The Company also announced that, after his retirement, Mr. Gierer will continue to be a member of the Board of Directors of the Company and will serve as Non-Executive Chairman thereof, effective January 1, 2007.
Mr. Gierer has served as Chairman of the Board and Chief Executive Officer of the Company since December 1, 1993 and served as its President from September, 1990 to November, 2003. He has been employed by the Company since 1978. Mr. Kessler joined the Company in January, 2000 and has served as President and Chief Operating Officer of the Company since November 3, 2005, when he was also named to the Company’s Board of Directors. Mr. Kessler served as President of U. S. Smokeless Tobacco Company (“USSTC”), a subsidiary of the Company, from April 6, 2000 to November 2, 2005. Prior to April 6, 2000, he served as Senior Vice President of USSTC.
The information required by Items 401(b), (d), (e) and Item 404(a) of Regulation S-K for Mr. Kessler is incorporated herein by reference to the information set forth in Part III, Item 10—Directors and Executive Officers of the Registrant of the Company’s Form 10-K for the fiscal year ended December 31, 2005 and the section entitled “Compensation of Executive Officers” in the Proxy Statement dated March 24, 2006, both of which are on file with the U.S. Securities & Exchange Commission.
Stock Option Agreement With Named Executive Officer
In recognition of Mr. Kessler’s election to the position of Chief Executive Officer, and in order to foster his continued investment in the long-term success of the Company in alignment with stockholders’ interests, on November 2, 2006, the Company granted Mr. Kessler non-qualified options to purchase 200,000 shares of Company common stock with an exercise price of $53.47, representing the fair market value of Company common stock on the date of the grant pursuant to the UST Inc. 2005 Long-Term Incentive Plan (the “Plan”). Subject to earlier vesting due to Mr. Kessler’s death, disability or retirement, or upon a change in control of the Company (as defined in the Plan), these stock options generally become exercisable at the rate of twenty-five percent per year commencing with the first anniversary of the date of grant, subject to continued employment.
Mr. Kessler has recently filed with the SEC a Form 4 with respect to such grant.
A copy of the Company’s form of Notice of Grant and Stock Option Agreement pursuant to which such grant was made is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
On or about the time he assumes his new position, the Company anticipates entering into a new employment agreement with Mr. Kessler reflecting his new position and any modifications to his employment terms which may be appropriate. The Company intends to file a copy of the new agreement promptly following its execution by the Company and Mr. Kessler.
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal year.
In light of Mr. Gierer’s forthcoming retirement and Mr. Kessler’s election as Chief Executive Officer of the Company, the Company’s Board of Directors has approved certain amendments to the Company’s By-Laws effective January 1, 2007 (the “By-Laws”) to allow for separate positions of Chairman of the Board and Chief Executive Officer and designate certain powers to the Chief Executive Officer and the Chairman of the Board. The following is a summary description of certain provisions that were amended.
Article III, Section 2 entitled “Chairman of the Board” (formerly Article IV, Section 5) was amended to provide that the Chairman of the Board may, but need not, be the Chief Executive Officer, if designated by the Board of Directors. Article IV, Section 5 of the By-Laws was amended to provide that the Chief Executive Officer, rather than the Chairman of the Board, shall have, subject to the supervision and direction of the Board of Directors, the primary responsibility for developing and implementing the Company’s policies, business, and affairs, and such other powers and duties as are commonly incident to the office of chief executive officer and as may be assigned from time to time by the Chairman of the Board, the Vice Chairman or the Board of Directors.
Article IV, Section 6 of the By-Laws was amended to provide that the President of the Company, to the extent that he is not serving as the Chief Executive Officer, shall report to the Chief Executive Officer and that the President shall have such powers and duties as the Chairman of the Board, the Vice Chairman, the Chief Executive Officer or the Board of Directors shall designate from time to time.
Article IV, Section 7 of the By-Laws was amended to provide that the Chief Executive Officer, as well as the Board of Directors, Chairman of the Board, Vice Chairman and President, have the power to assign duties to Vice Presidents.
Article V, Section 1 of the By-Laws was amended to provide that share certificates may be signed in the name of the Company by the Chief Executive Officer, as well as by the Chairman of the Board, Vice Chairman or President.
The foregoing description of the amendments to the Company’s By-Laws does not purport to be complete and is qualified in its entirety by the full text of the By-Laws of UST Inc., as amended effective January 1, 2007, a copy of which is attached hereto as Exhibit 3.1 to this Current Report on Form 8-K and incorporated by reference herein.
Item 9.01 Financial Statements and Exhibits.
(c) Exhibits

Exhibit 3.1	Amended and Restated By-Laws of UST Inc. effective January 1, 2007

Exhibit 10.1	Form of Notice of Grant and Stock Option Agreement

Exhibit 99.1	Press Release dated November 2, 2006

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UST INC.

Dated: November 3, 2006	By:	/s/ Maria R. Sharpe

Name: Maria R. Sharpe
Title: Vice President and Assistant Secretary

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